Exhibit 10.2
Notice of Performance Unit Grant

Name [Associate Name]	Employee ID [EEID]
Date of Grant [Grant Date]	Number of Performance Units Granted [Grant Amount]

Performance Unit Grant
You have been granted the number of Performance Units listed above in recognition of your expected future contributions to the success of J. C. Penney Company, Inc. (“Company”). This Performance Unit grant is a “target” award, which means that the number of Performance Units you will actually receive under this grant may increase or decrease based on the Company’s actual results for the Performance Period as set forth in the Payout Matrix established by the independent members of the Board of Directors (“Board”) and set out below. Unless otherwise noted, this grant is subject to all the terms, rules, and conditions of the 2014 J. C. Penney Company, Inc. Long-Term Incentive Plan (“Plan”) and the implementing resolutions (“Resolutions”) approved by the Human Resources and Compensation Committee of the Board (“Committee”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions, as applicable.

Definitions
Payout Matrix - The Payout Matrix is established by the independent members of the Board at the beginning of the Performance Period and describes the percentage of units you shall earn based on attainment of the applicable Performance Measure, as described in the Matrix, for the Performance Period.

Performance Units - The performance units granted under this program are restricted stock units with both performance-based and time-based vesting features. Each performance unit shall at all times be deemed to have a value equal to the then-current fair market value of one share of J. C. Penney Company, Inc. Common Stock of 50¢ par value (“Common Stock”). You can earn from 25% to 200% of the units granted based on the Company’s actual results for the Performance Period, provided the threshold is met.

Performance Period - The Performance Period is the one-year period beginning with the first day of the Company’s 2015 fiscal year and ending with the last day of that fiscal year.

Performance Measure -100% of the PBRSU Award will be tied to the EBITDA of the Company for the 2015 fiscal year. EBITDA will be defined as earnings before interest, taxes, depreciation, and amortization excluding (i) pension expense under the J. C. Penney Corporation, Inc. Pension Plan, (ii) bonus payments, (iii) real estate and other, (iv) restructuring and management transition charges, (v) impairments, and (vi) asset sales.

How Your Actual Performance Units are Determined
The actual number of Performance Units, if any that are credited to your account will be based on the Performance Measure. The Payout Matrix shown below indicates the percentage of Performance Units that you can actually earn for the EBITDA results actually attained. Within 2½ months after the end of the Performance Period the independent members of the Board of Directors will certify the number of Performance Units, if any, that you will receive for the Performance Period based on the Payout Matrix, and subject to the discretion of the independent members of the Board to reduce the number of Performance Units you earn, will determine the total number of Performance Units awarded to you for the Performance Period.

Payout Matrix

Performance Level	Payout %	EBITDA (in millions)
Maximum	200%	[Max EBITDA]
Target	100%	[Target EBITDA]
Threshold	25%	[Threshold EBITDA]
The payout percentage between threshold and maximum will be evenly interpolated

(Rev. 03/15) - PBRSU15CEO

Vesting of Your Credited Performance Units
The actual Performance Units awarded to you will be fully vested, and the restrictions on your Performance Units will lapse on the first anniversary of the Date of Grant (the “Vest Date”), provided you remain continuously employed by the Company through the Vest Date (unless your Employment terminates due to your Retirement, Disability, death, job restructuring, reduction in force, or unit closing). 100% of your vested Performance Units will be distributed to you in shares of Common Stock on the third anniversary of the Date of Grant.

Dividend Equivalents
You shall not have any rights as a stockholder until your Performance Units vest and you are issued shares of Common Stock in cancellation of the vested Performance Units. If the Company declares a dividend, you will accrue dividend equivalents on earned Performance Units that have been credited to your account in the amount of any quarterly dividend declared on the Common Stock. Dividend equivalents shall continue to accrue until your Performance Units vest and you receive actual shares of Common Stock in cancellation of the vested Performance Units. The dividend equivalents shall be credited as additional Performance Units in your account to be paid in shares of Common Stock on the Vest Date along with the Performance Units to which they relate. The number of additional Performance Units to be credited to your account shall be determined by dividing the aggregate dividend payable with respect to the number of Performance Units in your account by the closing price of the Common Stock on the New York Stock Exchange on the dividend payment date. The additional Performance Units credited to your account are subject to all of the terms and conditions of this Performance Units award and the Plan and you shall forfeit your additional Performance Units in the event that you forfeit the Performance Units to which they relate.

Employment Termination
If your Employment terminates due to Retirement, Disability, or death or job restructuring, reduction in force, or unit closing prior to the Vest Date, you shall be entitled to a prorated number of Performance Units earned under the Payout Matrix, determined as of the end of the Performance Period. The pro-rata vesting of the Performance Units will be determined by multiplying the number of Performance Units earned in the Performance Period under the Payout Matrix by a fraction, the numerator of which is the number of months from the first month of the Performance Period to the effective date of the termination, inclusive, and the denominator of which is 12. Any Performance Units earned under this termination provision will be immediately vested. 100% of your vested Performance Units will be distributed to you in shares of Common Stock on the third anniversary of the Date of Grant.

Notwithstanding anything in the Plan to the contrary, if you experience an Employment Termination following a Change in Control before your Vest date, your Performance Units will vest on a pro-rata basis based on the attainment of the Performance Measures as of the effective date of the Change in Control. The pro-rata portion of the Performance Units you are awarded by the independent members of the Board of Directors as described in How Your Actual Performance Units above will be determined by multiplying the number of Performance Units awarded you by the independent members of the Board of Directors by a fraction, the numerator of which is the number of months from the Date of Grant to the effective date of your Employment Termination, inclusive, and the denominator of which is 12. 100% of your vested Performance Units will be distributed to you in shares of Common Stock on the third anniversary of the Date of Grant.

If your employment terminates for any reason other than those specified above, any unvested Performance Units shall be cancelled on the effective date of termination.

Recoupment
As provided in Section 12.19 of the Plan this Award is subject to any compensation recoupment policy adopted by the Board or the Committee prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.

This Performance Units grant does not constitute an employment contract. It does not guarantee employment for the length of the vesting period or for any portion thereof.

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(Rev. 03/15) - PBRSU15CEO